TEMPLE-INLAND INC.

                 STOCK DEFERRAL AND PAYMENT PLAN

                            ARTICLE 1

                    Establishment and Purpose


     1.1. Establishment. The Company has established, effective as of April 1, 2000, this Temple-Inland Inc. Stock
Deferral and Payment Plan.

     1.2. Purpose. The purpose of this Plan is to promote the interests of the Company by (a) allowing executives to retain an economic stake in the success of the Company, through the receipt of "phantom shares" of the Company's common stock, while deferring the receipt of shares upon the exercise of nonqualified stock options, (b) providing an incentive to executives to increase their economic stake in the success of the Company by allowing them to elect to receive bonus payments on a deferred basis in the form of common stock of the Company, and (c) providing for the payment of bonuses in the form of common stock of the Company to the extent that an executive has not yet satisfied the Company's minimum stock ownership guidelines.

                            ARTICLE 2

                           Definitions

When used herein the following terms shall have the following meanings:

     2.1. "Accounts" shall mean a Participant's Option Deferral
Account and/or Bonus Deferral Account maintained in accordance with Article 4 hereof.

     2.2. "Attestation" shall mean the payment of an Option's exercise price by the designation (in accordance with such rules as may be prescribed by the Committee) of shares of Common Stock that, unless otherwise approved by the Committee, have been owned by the Participant for at least six months as of the exercise date.

     2.3. "Bonus" shall mean an Eligible Executive's annual bonus and such other bonuses as may be specified by the Committee in its discretion from time to time.

     2.4. "Bonus Deferral Election" shall mean an irrevocable election by a Participant, made on a form prescribed by the Committee and delivered to the Committee or its designee, to defer under this Plan the receipt of all or a specified portion of a Bonus otherwise payable to the Participant. Such Election shall be effective when such form is countersigned on behalf of the Company.

     2.5. "Board of Directors" shall mean the Board of Directors of the Company.

     2.6. "Code" shall mean the Internal Revenue Code of 1986, as amended.


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     2.7. "Committee" shall mean the Management Development and
Executive Compensation Committee of the Board of Directors.

     2.8. "Common Stock" shall mean the common stock, $1.00 par value, of the Company and, in the event such common stock is converted to another security or property, such other security or property.

     2.9. "Company" shall mean Temple-Inland Inc.

     2.10. "Deferred Bonus" shall mean all or such portion of a Bonus deferred hereunder pursuant to a Bonus Deferral Election.

     2.11. "Earliest Exercise Date" shall mean the date on or after which an Option may be exercised pursuant to an Option
Deferral Election.

     2.12. "Elected Bonus Payment Date" shall mean the date as of which an Eligible Executive has elected to receive payment of that portion of his or her Bonus Deferral Account that is attributable to a Deferred Bonus.

     2.13. "Election" shall mean an Option Deferral Election or a Bonus Deferral Election.

     2.14.     "Eligible Executive" shall mean an Eligible
Executive as defined in Section 3.1 hereof.

     2.15.     "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

     2.16. "Executive" shall mean any employee of the Company or any of its subsidiaries who is classified as a Tier I or a Tier II employee.

     2.17. "Fair Market Value" shall mean the average of the high and low sales prices of a share of Common Stock on the New York Stock Exchange ("NYSE") as of the relevant date (or if the NYSE is not open on such date or the Common Stock is not traded on that day, the most recent prior date that the NYSE was open for trading and the Common Stock was traded).

     2.18. "Option" shall mean a stock option that is granted under a Stock Option Plan and that is not an incentive stock option within the meaning of Section 422 of the Code.


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     2.19.     "Option Deferral Election" shall mean an
irrevocable election by a Participant, made on a form prescribed by the Committee and delivered to the Committee or its designee, to defer receipt of shares of Common Stock upon the exercise of an Option under this Plan. Such Election shall be effective when such form is countersigned on behalf of the Company.

     2.20. "Original Payment Date" shall mean, with respect to a Bonus, the date as of which the full amount of the Bonus would have been paid to an Eligible Executive absent the Eligible
Executive's filing of a Bonus Deferral Election.


     2.21. "Phantom Stock" shall mean hypothetical shares of Common Stock credited to a Participant's Account(s) having a value equal to the Fair Market Value of an equal number of shares of Common Stock.

     2.22. "Participant" shall mean any Eligible Executive who becomes a Participant in this Plan by making an Election pursuant to Section 3.2 or 3.4 hereof.

     2.23.     "Plan" shall mean this Temple-Inland Inc. Stock
Deferral and Payment Plan.

     2.24. "Pre-Retirement Termination" shall mean any termination of a Participant's employment with the Company and its subsidiaries other than a termination that constitutes
Retirement.

     2.25. "Retirement" shall mean a Participant's termination of employment at early or normal retirement age under any defined benefit pension plan maintained by the Company or any of its subsidiaries whereby the Participant commences receipt of benefits (as opposed to deferring receipt thereof); provided, however, that in the case of a Participant who is not eligible to participate in a defined benefit pension plan, "Retirement" shall mean the Participant's termination of employment with the Company and its subsidiaries after attaining age 55 and completing at least ten years of service with the Company and its subsidiaries.

     2.26.     "Stock Option Plan" shall mean the Temple-Inland
Inc. 1988 Stock Option Plan, the Temple-Inland Inc. 1993
Stock Option Plan, the Temple-Inland Inc. 1997 Stock Option Plan and any other plan adopted by the Company that provides for the grant of stock options to employees.


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     2.27.     "Termination of Employment" shall mean any
termination of a Participant's employment with the Company and its subsidiaries, including by reason of death, disability or retirement.

     2.28.      "Voluntary Termination" shall mean any
termination of a Participant's employment with the Company and its subsidiaries, other than (a) by reason of death or disability or (b) by the Company and/or its subsidiaries without cause (as determined by the Company in good faith).


                          ARTICLE 3

            Eligibility, Participation and Elections

     3.1. Eligibility and Participation. Any Executive who holds an outstanding Option that was granted under a Stock Option Plan or who is eligible to receive a Bonus shall be eligible to file a Stock Option Election or a Bonus Deferral Election (an "Eligible Executive"), except to the extent provided in Section 3.5 hereof. An Eligible Executive shall become a Participant in this Plan upon the Committee's (or its designee's) countersigning an Election filed by the Eligible Executive.

     3.2. Option Deferral Elections.

     (a) Filing of Elections; Date and Method of Payment. In order to defer hereunder the receipt of shares of Common
Stock upon the exercise of an Option, an Eligible Executive must file an Option Deferral Election. Pursuant to each Option
Deferral Election, a Participant shall elect:

          (i) the Earliest Exercise Date, which shall be at least six months after the date of the Option
               Deferral Election, except as otherwise approved by the Committee;

          (ii) the date (which date shall not be earlier than the earlier of (A) ten years after exercise of the relevant Option or (B) the Participant's Termination of Employment) as of which that portion of the Participant's Option Deferral Account attributable to such Option Deferral Election shall be paid or commence to be paid; and

          (iii)the method of payment of such portion of the Participant's Option Deferral Account under
               Section 5.3(b) hereof.

Notwithstanding a Participant's payment elections pursuant to this Section 3.2(a), in the event of a Participant's Pre Retirement Termination or death, the Participant's entire Option Deferral Account shall, in accordance with Sections
5.4 and 5.5 hereof, be paid to the Participant in the form of a single payment as soon as practicable after such Pre-Retirement Termination or death.



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

     (b)  Irrevocability and Modification.  Once made, an Option
Deferral Election may not be modified or revoked by the Participant, except to the extent contemplated by Section 3.2(c) hereof.

     (c) Effect of Termination of Employment on Option Deferral Elections. If a Participant incurs a Termination of Employment after having made an Option Deferral but before all or that portion of the Option covered by such Option Deferral Election has been fully exercised, the Option Deferral Election shall be cancelled and the outstanding Option (or portion thereof) covered by such Option Deferral Election may be exercised to the extent permitted by, and subject to the terms of, the applicable agreement evidencing the Option and the applicable Stock Option Plan.

     (d)  Partial Deferral of Option Shares.  If an Option
Deferral Election covers less than all of the shares covered by an Option, such Option Deferral Election must specify whether the Option Deferral Election shall apply to:


          (i) the first shares as to which the Option is exercised, so that all shares as to which the Option is exercised shall be treated as covered by the Option Deferral Election until the Option has been exercised as to a number of shares equal to the number of shares covered by the Option Deferral Election; or

          (ii) the last shares as to which the Option is exercised, so that no shares as to which the Option is exercised shall be treated as covered by the Option Deferral Election until the Option is exercised as to a number of shares equal to the number of shares covered by the Option as to which the Option Deferral Election does not apply.

     3.3. Exercise of Options.

     (a) Exercise Price. The exercise price of an Option (or portion thereof) covered by an Option Deferral Election must be paid in full by Attestation at the time of exercise; provided, however, that if payment of the full exercise price by Attestation would require the delivery by Attestation of a fractional share of Common Stock, the number of shares of Common Stock required to pay the exercise price by Attestation shall be reduced to the next lowest whole number of shares of Common Stock, and the Participant shall pay the balance of the exercise price in cash.

     (b) Exercise Notification Form; Payment of Withholding Taxes. In order to exercise an Option (or portion thereof) under this Plan, a Participant shall file an Option Exercise Notification Form specifying the date of exercise and shall provide the Company with sufficient funds to satisfy any federal, state, local or other taxes required by law to be withheld upon the exercise of the Option.

     (c)  Exercise of Options Subject to Agreements and Plans.
An Option covered by an Option Deferral Election may be exercised under this Plan only to the extent that such Option is then exercisable under the terms of the applicable agreement evidencing the Option and the applicable Stock Option Plan.


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     3.4. Bonus Deferral Elections.

          (a) Filing of Bonus Deferral Elections; Content of Bonus Deferral Elections. In order to defer hereunder the receipt of all or a portion of a Bonus, an Eligible Executive must file a Bonus Deferral Election at least six months prior to the date that the applicable Bonus would otherwise be paid. Pursuant to each Bonus Deferral Election, a Participant shall elect:


     (i) the date as of which that portion of the Participant's Bonus Deferral Account attributable to such Bonus Deferral Election shall be paid or commence to be paid, which date shall not be earlier than the earlier of (A) the date that is five years after the Original Payment Date or (B) the earliest date that the Participant's termination of employment would constitute Retirement assuming that the Participant remains employed by the Company or one of its subsidiaries until such date; and

     (ii) the method of payment of such portion of the Participant's Bonus Deferral Account under Section
          5.3(b) hereof.

Notwithstanding a Participant's payment elections pursuant to this Section 3.4(a), in the event of a Participant's Pre Retirement Termination or death, the Participant's entire Bonus Deferral Account shall, in accordance with Sections 5.4 and 5.5 hereof, be paid to the Participant in the form of a single payment as soon as practicable after such Pre-Retirement Termination or death.

     (b) Irrevocability and Modification of Bonus Deferral Elections; Effect of Termination of Employment. Once made, a Bonus Deferral Election may not be modified or revoked by a Participant; provided, however, that if a Participant incurs a Termination of Employment after having made a Bonus Deferral Election with respect to a Bonus but before Original Payment Date of such Bonus, the Bonus Deferral Election shall be cancelled.

     3.5. Mandatory Payment of Bonus In Common Stock. During any period that an Executive is not in compliance with the Company's stock ownership guidelines (the "Stock Guidelines"), any Bonuses otherwise payable to the Executive in cash may, in the sole discretion of the Committee, be paid wholly or partially in the form of Common Stock having a Fair Market Value equal to the amount of the cash Bonus otherwise payable to the Executive. Shares of Common Stock payable to an Executive pursuant to this
Section 3.5 may be issued under this Plan or any other plan designated by the Committee in its discretion, and such shares shall be subject to such terms, conditions, and restrictions as the Committee may specify in its discretion.


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                            ARTICLE 4

                            Accounts

     4.1. Maintenance of Accounts.


     (a) Establishment. The Company shall establish an Option Deferral Account for each Participant who makes an Optional Deferral Election hereunder and a Bonus Deferral Account for each Participant who makes a Bonus Deferral Election hereunder, which Accounts shall be credited and adjusted as provided in this
Article 4. The Company shall maintain each Option Deferral Account and Bonus Deferral Account in a manner such that the portion of each such Account attributable to each Option Deferral Election and each Bonus Deferral Election and any Long-Term Deferral Phantom Shares credited in respect of a Deferred Bonus can be determined.

     (b) Crediting of Phantom Stock Upon Exercise of Options. Upon a Participant's exercise of an Option with respect to shares as to which the Participant has filed an Option Deferral Election, the Participant's Option Deferral Account shall be credited with a number of Phantom Shares equal to the excess of
(i) the number of shares of Common Stock as to which such Option was exercised, over (ii) the number of shares of Common Stock utilized to pay the exercise price of the Option.

     (c) Crediting of Phantom Stock Upon Deferral of Bonuses. As of the Original Payment Date of a Bonus as to which a Participant has filed a Bonus Deferral Election, the Participant's Bonus Deferral Account shall be credited with a number of Phantom Shares equal to the quotient obtained by dividing (i) the amount of the Bonus covered by the Bonus Deferral Election (and reduced by the amount of any federal, state, local or other taxes required by law to be withheld upon the Deferred Bonus), by (ii) the Fair Market Value of a share of Common Stock as of such date. Such Participant's Bonus Deferral Account shall also be credited with additional Phantom Shares to the extent provided by Section 4.1(d) hereof.

     (d)  Long-Term Deferral Incentive.   If the Elected Bonus
Payment Date specified by a Participant in a Bonus Deferral Election is at least five years after the Original Payment Date of the Bonus, the Participant's Bonus Deferral Account shall be credited, as of such Original Payment Date, with an additional number of Phantom Shares ("Long-Term Deferral Phantom Shares") equal to the quotient obtained by dividing (i) by (ii), where (i) is the product of (A) 2% of the amount of the Bonus deferred pursuant to the Bonus Deferral Election, and (B) the number of full years (not in excess of ten) from the Original Payment Date to the Elected Bonus Payment Date, and (ii) is the Fair Market Value of a share of Common Stock as of the Original Payment Date of the Bonus. Long-Term Deferral Phantom Shares shall have the same value, and be subject to adjustment in the same manner, as other Phantom Shares credited to a Participant's Accounts; provided, however, that Long-Term Deferral Phantom Shares shall be subject to forfeiture as follows: (A) if the Participant incurs a Voluntary Termination prior to the fifth anniversary of the Original Payment Date of a Bonus in respect of which Long-Term Deferral Phantom Shares were credited, the entire portion of



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




the Participant's Bonus Deferral Account attributable to such Long-Term Deferral Phantom Shares shall be immediately forfeited; and (B) if the Participant incurs a Voluntary Termination after the fifth anniversary, but before the tenth anniversary, of the Original Payment Date of a Bonus in respect of which Long-Term Deferral Incentive Shares were credited, a portion of the Participant's Bonus Deferral Account shall be immediately forfeited, which portion shall be equal to the product of (x) the entire portion of the Participant's Bonus Deferral Account attributable to such Long-Term Deferral Phantom Shares, and (b) a fraction, the numerator of which is the number of whole years from the Original Payment Date of the Bonus to the date of the Participant's Voluntary Termination, and the denominator of which is the number of whole years (not in excess of ten) from the Original Payment Date of the Bonus to the Elected Bonus Payment Date.

     (e) Deemed Dividends. Each Participant's Accounts shall be credited with an additional number of Phantom Shares (including any fractional share) equal to the quotient obtained by dividing
(i) the amount of dividends that would have been paid with respect to the Phantom Shares theretofore credited to the Participant's Accounts had they been actual issued and outstanding shares of Common Stock by (ii) the Fair Market Value of a share of Common Stock on the dividend payment date.

     (f) Payments. A Participant's Accounts shall be reduced by any payments made to the Participant, his or her beneficiary, estate, or representative.

     (g) Adjustments. If any of the following events occur, the Committee shall make appropriate adjustments with respect to Phantom Shares credited to a Participant's Accounts:
(i) any extraordinary dividend or other extraordinary distribution in respect of Common Stock (whether in the form of cash, Common Stock, other securities or other property); (ii) any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company; (iii) any issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company (other than to employees) at less than 80 percent of fair value on the date of such issuance; or (iv) any other like corporate transaction or event in respect of the Common Stock or a sale of substantially all the assets of the Company.


     4.2. No Funding of Benefits. All adjustments to a Participant's Accounts shall be bookkeeping entries only and shall not represent a special reserve or otherwise constitute a funding of the Company's unsecured promise to pay any amounts hereunder. To the extent a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company, and such person shall have only the unsecured promise of the Company that such payments shall be made.


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



                            ARTICLE 5

                             Payment

      5.1. Payment of Accounts. Payment of Phantom Shares credited to a Participant's Accounts shall be made as specified in this Article 5.

      5.2. Commencement of Payment. Except as otherwise provided in Sections 5.4 and 5.5, payments from a Participant's Account(s) will be made or will commence as soon as practicable after the payment date(s) elected by the Participant pursuant to Sections 3.2(a) and 3.4(a) hereof.

     5.3. Payment.

     (a) Form. Except as provided in Sections 5.3(c) and 5.7 hereof, all payments with respect to Phantom Shares credited to a Participant's Accounts shall be made in the form of shares of Common Stock.

     (b) Permissible Payment Methods. A Participant may elect separately with respect to each Election to receive payment of amounts credited to the relevant Account that are attributable to such Election in any one of the following methods of payment:

          (i) a single payment, payable as of such date as may be elected by the Participant,

          (ii) annual installments, commencing as of such date as may be elected by the Participant, over a period of years (selected by the Participant) not to exceed 15, with the amount of each annual installment calculated by dividing the balance of the relevant Account (or portion thereof) at the end of the prior year by the number of installments remaining to be paid, or

          (iii) an initial payment, payable as of such date as may be elected by the Participant, of an amount specified by the Participant followed by annual installments over a period of years not to exceed 15 and commencing as of such date as may be elected by the Participant, with each annual installment calculated by dividing the balance of the relevant Account (or portion thereof) at the end of the prior year by the number of installments remaining to be paid.

     (c) Fractional Shares. If any annual installment (other than the last installment), calculated as set forth in
Section 5.3(b)(ii) or (iii) hereof, would result in the payment of a fractional share of Common Stock, such annual installment shall be reduced to the next lowest whole number of shares of Common Stock. If, as part of a single payment pursuant to
Section 5.3(b)(i) or a final installment payment, a fractional share of Common Stock would be paid, then in lieu thereof, the Fair Market Value of such fractional share on the date the payment is calculated shall be paid in cash.



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


     5.4. Payment Upon Termination of Employment Other Than By Reason of Death. Notwithstanding a Participant's Elections pursuant to Section 3.2(a) and 3.4(a) hereof, the entire balance of a Participants Account(s) (as reduced by any amount forfeited pursuant to Section 4.1(d) hereof) shall be paid to the Participant in the form of a single payment as soon as practicable after the Participant's Pre-Retirement Termination other than by reason of death.

     5.5. Payment on Death.

     (a) Single Payment. Notwithstanding a Participant's Elections pursuant to Section 3.2(a) and 3.4(a) hereof, in the event of the death of a Participant, the entire balance of the Participant's Accounts shall be paid to the Participant's beneficiary in a single payment as soon as practicable after the date of such death.

     (b) Beneficiary Designation. Each Participant shall designate a beneficiary to whom the Participant's Accounts shall be payable on the Participant's death. A Participant may also designate an alternate beneficiary to receive such payment in the event that the designated beneficiary cannot receive payment for any reason. In the event no designated or alternate beneficiary can receive such payment for any reason, payment will be made to the Participant's surviving spouse, if any, or if the Participant has no surviving spouse, then to the following beneficiaries if then living in the following order of priority: (i) to the Participant's children (including adopted children and stepchildren) in equal shares, (ii) to the Participant's parents in equal shares, (iii) to the Participant's brothers and sisters in equal shares and (iv) to the Participant's estate. A Participant may at any time change his or her beneficiary designation. A change of beneficiary designation must be made in writing and delivered to the Committee or its designee for such purposes. The interest of any beneficiary who predeceases the Participant will terminate unless otherwise specified by the Participant.


     5.6. Hardship Payment. Notwithstanding any other provision of this Plan to the contrary, a Participant may receive a payment with respect to his or her Accounts upon a finding by the Committee in its sole discretion that an unanticipated emergency caused by an event beyond the control of such Participant has occurred and that such emergency would result in financial hardship to such Participant if early payment were not permitted. The amount of such payment shall not exceed the amount necessary to meet such financial hardship as determined by the Committee in its sole discretion. The Committee shall have the right to require such Participant to submit such documentation as it deems appropriate for the purpose of determining the existence, cause, and extent of such hardship.



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


     5.7. Fractional Shares. Except as provided in Section 5.3(c) hereof, if as part of any payment hereunder, a fractional share of Common Stock would be paid, then in lieu thereof, the Fair Market Value of such fractional share on the date the payment is calculated shall be paid in cash.

     5.8. Withholding. The Company shall have the right to deduct from any payment to be made pursuant to this Plan any federal, state or local taxes required by law to be withheld.

     5.9. Claims Procedure. Claims for benefits under this Plan shall be filed with the Committee. If any Participant or other person claims to be entitled to a benefit under this Plan and the Committee determines that such claim should be denied in whole or in part, the Committee shall notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain (a) specific reasons for the denial, (b) specific reference to pertinent provisions of this Plan, (c) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary and (d) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Committee. If such notification is not given within such period, the claim will be considered denied as of the last day of such period, and such person may request a review of his or her claim. Neither this Section 5.9 nor Section
5.10 hereof shall apply with respect to any claims by any Participant under Section 3.5 hereof.


     5.10. Review Procedure. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred), such person (or his or her duly authorized representative) may (a) file a written request with the Committee for a review of his or her denied claim and of pertinent documents and (b) submit written issues and comments to the Committee. The Committee will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent provisions of this Plan. The decision on review will be made within 60 days after the request for review is received by the Committee. If the decision on review is not made within such period, the claim will be considered denied.


                             -11-



                            ARTICLE 6

                         Administration

     6.1. Administration. This Plan shall be administered by the Committee. The Committee shall have all powers necessary to carry out the provisions of this Plan, including, without reservation, the power to delegate administrative matters to other persons and to interpret this Plan in its discretion.

                            ARTICLE 7

                          Miscellaneous

     7.1. Amendment and Termination of Plan. The Company may at any time by action of the Board of Directors amend or terminate this Plan. Upon termination of this Plan, no further Elections shall be permitted, but Options and Bonuses subject to prior Elections may continue to be exercised under the terms of this Plan, and each Participant's Accounts will be maintained, credited and paid pursuant to the provisions of this Plan and the Participant's prior Elections.

     7.2. Controlling Provisions. Except as otherwise provided in this Plan, the Stock Option Plans will continue to control all aspects of awards granted under each such plans.

     7.3. Top-Hat Plan. This Plan, other than Section 3.5 hereof, is intended to qualify as a "top-hat" plan for purposes of ERISA and is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Section 3.5 hereof shall not be a part of that portion of the Plan that is intended to be qualify as a "tophat" plan and shall not be subject to any provision of
ERISA.

     7.4. Limitation on Issuance of Common Stock. Notwithstanding anything herein, in no event shall any Eligible Participant or beneficiary thereof acquire under this Plan more than one percent (1%) of the Company's outstanding Common Stock as of the date this Plan was adopted by the Board of Directors.

     7.5. Mandatory Deferral. Notwithstanding anything herein to the contrary, no payment in respect of Phantom Shares credited to a Participant's Accounts hereunder shall be made to the extent that such payment would not be deductible by the Corporation for federal income tax purposes by reason of Section 162(m) of the Code, and any such amount not so paid shall be paid as soon as practicable after the first date that such amount could be paid and deducted by the Company for federal income tax purposes notwithstanding Section 162(m) of the Code. Pending the payment of an amount deferred pursuant to this Section 7.4, such amount shall continue to be credited to the Participant's Accounts in the form of Phantom Shares.

     7.6. No Alienation of Benefits. Participants and beneficiaries shall have no right to alienate, anticipate, commute, sell, assign, transfer, pledge, encumber or otherwise convey the right to receive any payment under this Plan, and any payment under this Plan or rights thereto shall not be subject to the debts, liabilities, contracts, engagements or torts of Participants or beneficiaries nor to attachment, garnishment or execution, nor shall they be transferable by operation of law in the event of bankruptcy or insolvency. Any attempt, whether voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

     7.7. No Rights to Continued Employment. Nothing contained herein shall be construed as conferring upon an Executive the right to continue in the employ of the Company as an Executive or in any other capacity.

     7.8. Headings. The headings of the Sections hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Plan.

     7.9. Applicable Law. This Plan shall be construed and administered under the laws of the State of Texas.



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